Freeport-McMoRan Copper & Gold Inc.

Reports Second-Quarter and Six-Month 2004 Results

HIGHLIGHTS

•

* Established safe access and initiated mining activities in high grade ore areas in April 2004. Production rates increased during the quarter and normal milling operations resumed in June 2004.

•

* Second-quarter 2004 net loss of $53.3 million, $0.30 per share, compared with second-quarter 2003 net income of $57.4 million, $0.37 per share.  The second quarter 2004 results include a reduction to net income of approximately $35 million, $0.20 per share, associated with a major maintenance turnaround completed during the quarter at Atlantic Copper, FCX’s wholly owned Spanish smelting unit.

•

* PT Freeport Indonesia’s share of copper and gold sales totaled 205.1 million pounds and 351,100 ounces in the second quarter of 2004 compared with 395.2 million pounds and 849,200 ounces in the 2003 second quarter, reflecting the mining of lower grade ore and lower mill rates in the 2004 period.

•

* Second-half 2004 sales are projected to increase from first-half levels and PT Freeport Indonesia’s share of annual sales are estimated to total 1.0 billion pounds of copper and 1.5 million ounces of gold in 2004 and 1.5 billion pounds of copper and 2.9 million ounces of gold in 2005.

•

* Total debt at June 30, 2004 approximated $2.1 billion, $1.8 billion net of approximately $300 million of cash; common shares outstanding approximated 174 million at June 30, 2004.

•

* Second-quarter 2004 purchases of 3.4 million FCX common shares for $99.5 million, $29.39 per share average.

•

* Exploration drilling at the “Deep MLZ” underground target yields positive results.

NEW ORLEANS, LA, July 20, 2004 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported a second-quarter 2004 net loss applicable to common stock of $53.3 million, $0.30 per share, compared with second-quarter 2003 net income of $57.4 million, $0.37 per share.  For the six months ended June 30, 2004, FCX reported a net loss of $72.9 million, $0.39 per share, compared with net income of $106.6 million, $0.69 per share, including a gain for the cumulative effect of a change in accounting principle of $9.1 million, $0.05 per share, in the 2003 period.  Results for the first half of 2004 were adversely affected by lower ore grades and reduced mill throughput as PT Freeport Indonesia (PT-FI), FCX’s Indonesian mining unit, completed its efforts to restore safe access to the higher-grade ore areas in its Grasberg open-pit mine following the fourth-quarter 2003 slippage and debris flow events and approximately $40 million, $0.21 per share, in reduced earnings associated with Atlantic Copper’s scheduled major maintenance turnaround.

SUMMARY FINANCIAL TABLE
	Second Quarter				Six Months
	2004		2003		2004		2003
	(In thousands, except per share amounts)
Revenues	$486,334		$609,455		$846,519		$1,134,051
Operating income	46,702		241,226		88,078		432,552
Net income (loss) applicable to common stock before cumulative effect adjustment	(53,311	)(a)	57,372	(a)	(72,862	)(a)	97,535	(a)
Net income (loss) applicable to common stock	(53,311	)(b)	57,372	(b)	(72,862	)(b)	106,617	(b),(c)
Diluted net income (loss) per share:
Before cumulative effect adjustment	(0.30)		0.37		(0.39)		0.64
Applicable to common stock	(0.30)		0.37		(0.39)		0.69

Diluted average shares outstanding	175,202	(d)	190,990		186,570	(d)	190,122

(a)

Includes gains (losses) on the early extinguishment and conversion of debt totaling $0.6 million ($0.7 million to net income or $0.004 per share) in the 2004 quarter, $(6.6) million ($(4.8) million to net income or $0.03 per share) in the 2003 quarter and six-month periods and $(7.6) million ($(7.4) million to net income or $0.04 per share) in the 2004 six month period, net of related reduction of interest expense.

(b)

Includes preferred dividends.  See Note (d) to the Consolidated Statements of Operations.

(c)

Six-month 2003 cumulative effect adjustment reflects adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003.

(d)

On March 30, 2004, FCX purchased 23.9 million of its common shares from Rio Tinto.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “With the completion of our efforts to return to normal mining operations at our Grasberg open pit, we are well positioned to generate strong operating and financial results in the second half of 2004 and beyond.  Our production is expected to increase throughout the year which will result in our second half 2004 copper and gold sales being more than double the first half of the year.  Our long-lived, low-cost reserves will provide substantial future cash flows, allowing us to continue to strengthen our financial position for the benefit of our shareholders.”

PT-FI PRODUCTION AND SALES

	Second Quarter		Six Months
	2004	2003	2004	2003
Copper (000s of recoverable pounds):
Production	209,300	401,200	316,400	790,000
Sales	205,100	395,200	310,500	787,200
Average realized price per pound	$1.22	$0.75	$1.24	$0.75
Gold (recoverable ounces):
Production	364,900	858,400	490,200	1,438,000
Sales	351,100	849,200	474,900	1,433,100
Average realized price per ounce	$389.97	$347.69	$393.80	$345.14

PT-FI reported lower production and sales in the second quarter of 2004, compared with the 2003 quarter, reflecting the mining of lower grade material and accelerated waste removal activities following the fourth-quarter 2003 slippage and debris flow events.  Mill throughput during the quarter averaged 164,200 metric tons of ore per day compared with 221,300 metric tons of ore in the second quarter of 2003.  Mill throughput, which varies depending on ore types being processed, exceeded 200,000 metric tons of ore per day in June and is expected to average approximately 220,000 metric tons per day in the second half of 2004.

Changes in mine sequencing at the Grasberg open pit reduced PT-FI’s reported second-quarter 2004 ore grades and recovery rates.  Compared to the first half of 2004, ore grades are expected to be higher for the remainder of 2004 and 2005 resulting in increased metal production in the second half of 2004 and in 2005.

Second-quarter 2004 copper ore grades averaged 0.82 percent, compared with 1.24 percent in the second quarter of 2003.  Copper recovery rates were 88.2 percent, compared with 89.8 percent for the second quarter of 2003.  For the second quarter of 2004, ore milled averaged 0.95 grams per metric ton (g/t) of gold, compared with 1.95 g/t for the second quarter of 2003.  Gold recovery rates averaged 84.6 percent, compared with 87.9 percent for the second quarter of 2003.

Production from PT-FI’s Deep Ore Zone (DOZ) underground mine averaged 45,500 metric tons of ore per day, representing 28 percent of total second-quarter 2004 mill throughput.  DOZ operations continue to perform above design capacity of 35,000 metric tons of ore per day, and PT-FI expects to increase the sustained capacity of the DOZ underground operation to 50,000 metric tons per day with the installation of a second crusher and additional ventilation. The DOZ mine has been developed as one of the world’s largest underground operations.

Realized copper prices improved by 63 percent to an average of $1.22 per pound in the second quarter of 2004 from $0.75 in the second quarter of 2003.  Current LME copper prices approximate $1.30 per pound.  Gold realized prices improved by 12 percent to an average of $389.97 per ounce in the second quarter of 2004 from $347.69 in the second quarter of 2003.  Current London gold prices approximate $400 per ounce.

PT-FI expects its share of sales for 2004 to approximate 1.0 billion pounds of copper and 1.5 million ounces of gold, and 1.5 billion pounds of copper and 2.9 million ounces of gold in 2005.  PT-FI expects its sales for the third quarter of 2004 to approximate 260 million pounds of copper and 360,000 ounces of gold with approximately 430 million pounds of copper and 660,000 ounces of gold expected for the fourth quarter of 2004.

Safety continues as PT-FI’s highest priority and the information gained from recent technical studies following the 2003 slippage events is being incorporated in our long-range mine plans.  PT-FI’s share of annual sales over the five-year period from 2004 to 2008 is expected to average approximately 1.3 billion pounds of copper and 2.2 million ounces of gold.  Annual metal production is expected to be above or below the average depending on the section of the Grasberg pit being mined.  In addition, the design would allow PT-FI to access at least 20 million metric tons of high-grade Grasberg underground reserves through the open pit, thereby extending the open pit life into 2015.

At June 30, 2004, FCX’s concentrate sales included 144.8 million pounds of copper, priced at an average of $1.22 per pound, subject to final pricing over the next few months.  Each $0.01 change in the price realized from the June 30 price would result in an approximate $0.7 million, $0.004 per share, effect on FCX’s 2004 net income.  Second-quarter 2004 adjustments to concentrate sales recognized in prior quarters decreased revenues by $5.6 million ($2.9 million to net income, $0.02 per share) compared with a decrease of $0.6 million ($0.3 million to net income, $0.002 per share) in the second quarter of 2003.

NET CASH PRODUCTION COSTS (a)

	Second Quarter		Six Months
	2004	2003	2004	2003
Per pound of copper:
Site production and delivery	$0.84	$0.40	$1.04	$0.40
Gold and silver credits	(0.69)	(0.76)	(0.63)	(0.65)
Treatment charges and royalties	0.25	0.20	0.26	0.20
Net cash production costs	$0.40	$(0.16)	$0.67	$(0.05)

(a)

For a reconciliation of net cash production costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

PT-FI’s unit net cash production costs, including gold and silver credits, averaged $0.40 per pound of copper during the second quarter of 2004, compared with a net credit of $(0.16) per pound for the 2003 quarter.  Higher unit production and delivery costs in the 2004 period reflected significantly lower sales volumes resulting from PT-FI’s accelerated waste removal efforts on the south wall, which were completed during the quarter, and the primarily fixed nature of PT-FI’s cost structure.  Unit production and delivery costs are net of deferred mining costs of $0.15 per pound ($31.5 million) for the second quarter of 2004 and $0.04 per pound ($14.4 million) for the second quarter of 2003.  The increase in deferred mining costs primarily reflects PT-FI’s accelerated waste removal efforts.  PT-FI’s second-quarter 2004 waste to ore ratio averaged 4.0 to 1, compared with a life-of-mine average ratio of 2.2 to 1.  Unit treatment charges vary with the price of copper, and royalty rates vary with prices of copper and gold.  PT-FI’s copper royalty rate under its Contract of Work varies from 1.5 percent of copper net revenues at a copper price of $0.90 or less per pound to 3.5 percent at a copper price of $1.10 or more per pound.  In addition, treatment charges vary based on PT-FI’s customer mix and changes in copper and gold prices.

Assuming second half 2004 average copper prices of $1.30 per pound and average gold prices of $400 per ounce, PT-FI estimates its net cash production costs, including gold credits, would average approximately $0.38 per pound in 2004 (a weighted average of $0.24 per pound for the second half of the year) and a net credit of $0.04 per pound in 2005.  The weighted average net cash production cost for the two-year period would approximate $0.13 per pound.  Net unit cash production costs for 2004 would change by approximately $0.025 per pound for each $25 per ounce change in the average price of gold in the second half of the year.  Forecasted unit costs are calculated on the same basis as the historical unit costs discussed above and reconciled in the attached “Product Revenues and Production Costs” schedule.

SMELTER OPERATIONS

FCX’s investment in smelters serves an important role in its concentrate marketing strategy.  Through downstream integration, FCX assures placement of a significant portion of its concentrate production and operating hedges for treatment and refining charges.  While currently low smelter treatment and refining charge levels have adversely affected the operating results of FCX’s smelter operations, they benefit operating results of its mining operations.

Atlantic Copper returned to normal operations in May 2004 following completion of a 51-day scheduled major maintenance turnaround that began in March 2004, adversely affecting second quarter results.  Atlantic Copper treated 129,500 metric tons of concentrate and scrap in the second quarter of 2004, compared with 244,600 metric tons in the year-ago period.  Atlantic Copper reported quarterly production of 67.5 million pounds of cathodes and sold 102.4 million pounds of cathodes, including wire rod and wire.  Cathode production totaled 137.9 million pounds and sales totaled 140.2 million pounds during the second quarter of 2003.  Treatment charges received by Atlantic Copper averaged $0.15 per pound during the second quarters of 2004 and 2003.  Unit cathode cash production costs averaged $0.57 per pound in the second quarter of 2004 and $0.16 per pound for the year-ago period.  Second quarter 2004 unit costs were adversely affected by lower production and higher costs from the maintenance turnaround.

Atlantic Copper reported operating losses of $39.9 million for the second quarter of 2004, compared with $4.1 million in the 2003 period.  During the second quarter of 2004, Atlantic Copper’s maintenance turnaround adversely affected costs and volumes resulting in an approximate $35.0 million reduction in operating results, including an approximate $11.5 million impact from lower volumes, compared with second-quarter 2003 results.  The effect of the 51-day turnaround on Atlantic Copper’s first half results was approximately $40 million, including an approximate $12 million impact from lower volumes.  Major maintenance turnarounds of this duration typically occur approximately every nine years for Atlantic Copper, with significantly shorter term maintenance turnarounds occurring in the interim.

During the second quarter of 2004, PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, completed a planned 33-day major maintenance turnaround on schedule and resumed normal operations.  Major maintenance turnarounds of this duration typically occur approximately every four years for PT Smelting, with significantly shorter term maintenance turnarounds in the interim.  PT Smelting treated 135,400 metric tons of concentrate in the second quarter of 2004, compared with 208,400 metric tons in the year-ago period.  PT Smelting reported quarterly production of 86.9 million pounds of cathodes and sales of 89.7 million pounds of cathodes.  Cathode production totaled 124.1 million pounds and sales totaled 128.2 million pounds during the second quarter of 2003.  PT Smelting’s copper cathode cash production costs per pound totaled $0.22 per pound in the second quarter of 2004 and $0.10 per pound in the year-ago period, reflecting the impact of lower volumes in 2004.  PT-FI’s equity interest in PT Smelting’s earnings (losses) totaled $(2.5) million, $0.01 per share, in the second quarter of 2004 compared to $2.3 million, $0.01 per share, in the 2003 quarter.

FCX defers recognition of profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting until the final sales to third parties occur.  These net deferrals will be recognized in future periods and resulted in reductions to FCX’s net income totaling $4.9 million, $0.03 per share, in the second-quarter of 2004, compared with $17.4 million, $0.09 per share in the second quarter of 2003.  The second quarter reduction in net income was lower than previous estimates primarily because of the timing of sales to affiliated smelters and lower copper prices.  At June 30, 2004, FCX’s net deferred profits to be recognized in net income in future periods totaled $9.0 million.  FCX expects that the net deferral of profits on intercompany sales will result in a reduction to net income in the second half of 2004 as PT-FI’s production and shipments to affiliated smelters increase.  Based on current copper and gold prices and shipping schedules, FCX’s current estimate of the third quarter deferral of intercompany profits approximates a $13 million reduction to net income.

OPERATING CASH FLOW, DEBT AND EQUITY TRANSACTIONS

 FCX generated operating cash flows totaling $36.6 million during the second quarter and used $189.0 million of cash in the first six months of 2004, including $245.4 million for working capital requirements.  Capital expenditures totaled $74.8 million in the first half of 2004 and are expected to total $165 million for the year 2004 and $135 million in 2005.

Using estimated sales volumes projected for the remainder of 2004 and prices of approximately $1.30 per pound of copper and $400 per ounce of gold, FCX would generate operating cash flows of approximately $400 million in the second half of the year, bringing 2004 operating cash flows to approximately $215 million.  These amounts reflect estimated changes in working capital resulting from the significant estimated sales volumes in the fourth quarter and exclude any proceeds from insurance coverage related to the fourth-quarter 2003 slippage and debris flow events.  PT-FI is currently reviewing the potential coverage for these events with its insurers.  Estimated operating cash flows for 2005 using current sales estimates and the above pricing would exceed $1.1 billion.  Each $0.10 per pound change in copper prices in the balance of the year would affect 2004 cash flows by approximately $35 million and 2005 cash flows by approximately $75 million.  Each $25 per ounce change in gold prices would affect 2004 cash flows by approximately $12 million and 2005 cash flows by approximately $36 million.

Total debt at June 30, 2004 approximated $2.1 billion, $1.8 billion net of approximately $300 million of cash.  FCX completed the following debt transactions during the second quarter to reduce interest costs and improve its financial position;

*

Repurchased $9.7 million of its 6⅞% Senior Notes due 2014 for $8.8 million;

*

Prepaid $66.2 million of equipment loans; and

*

Called for redemption on July 31, 2004, its remaining $66.5 million of 8¼% Convertible Senior Notes, with a conversion price of $14.30 per share.  These convertible notes are expected to be converted into approximately 4.7 million FCX common shares before the redemption date.  As of June 30, 2004, a total of $537.3 million in principal amount of the $603.8 million issued in 2001 had been converted into equity.

FCX purchased 3.4 million shares of its common stock during the second quarter of 2004 for $99.5 million, an average of $29.39 per share under its 20-million share open market repurchase program.  On June 30, 2004, FCX had outstanding 173.8 million shares of common stock (178.5 million adjusted for the expected third quarter conversions of 8¼% notes).  As of July 19, 2004, 16.6 million shares remain available for purchase under FCX’s share repurchase program.  The timing of future purchases of FCX’s common stock is dependent upon many factors including the price of its common shares, its cash flows and financial position, and general economic and market conditions.

EXPLORATION UPDATE

             As previously reported, PT-FI completed a 37,000-meter, 65-hole diamond drilling program at Deep MLZ, a 250 million metric ton exploration target, and has extended the drilling program to include an additional 9,000 meters. To date, assay results have been received on 50 holes comprising approximately 31,000 meters.  The drilling intercepted mineralized zones in 46 holes with lengths ranging from 24 meters to 737 meters (average of 322 meters) with interval grades ranging from 0.41% to 7.11% copper equivalent (averaging approximately 1.9% copper equivalent).  PT-FI has initiated engineering studies on Deep MLZ required for reserve and resource determination. Pursuant to FCX’s joint venture arrangements with Rio Tinto plc, Rio Tinto is entitled to a 40 percent interest in any Deep MLZ reserve additions.  Copper equivalent percentage is used to express the relative value of multi-metal ores in terms of one metal, in this case, copper.  The calculation expresses the relative value of the ore using estimates of contained metal quantities, metal prices, recovery rates, treatment charges and royalties.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information on FCX is available on our web site, www.fcx.com.

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Cautionary Statement and Regulation G Disclosure.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding estimated anticipated sales volumes, projected unit production costs, projected operating cash flows, the impact of copper and gold price changes, the impact of changes in deferred intercompany profits on earnings and statements regarding FCX’s liquidity.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. This press release includes forward looking statements regarding resources and mineralization.  The resources and mineralization described in this press release will not qualify as reserves until comprehensive engineering studies establish their economic feasibility.  Accordingly, no assurance can be given that the estimated resources and mineralization will become proved and probable reserves.  Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

This press release also contains certain financial measures such as net cash production costs per pound of copper and cathode cash production costs per pound of copper.  As required by Securities and Exchange Commission Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are provided in the attachments to this press release.

A copy of this press release is available on our web site, “www.fcx.com.”   A conference call with securities analysts about second-quarter 2004 results is scheduled for today at 10:00 a.m. EDT.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.”  A replay of the webcast will be available through Friday, August 13, 2004.

FREEPORT-McMoRan COPPER & GOLD INC.

SELECTED OPERATING DATA

(Page 1 of 2)

	Second Quarter		Six Months
	2004	2003	2004		2003
PT Freeport Indonesia, Net of Rio Tinto’s Interest
Copper (recoverable)
Production (000s of pounds)	209,300	401,200	316,400		790,000
Production (metric tons)	94,900	181,900	143,500		358,300
Sales (000s of pounds)	205,100	395,200	310,500		787,200
Sales (metric tons)	93,000	179,300	140,800		357,100
Average realized price per pound	$1.22	$0.75	$1.24		$0.75
Gold (recoverable ounces)
Production	364,900	858,400	490,200		1,438,000
Sales	351,100	849,200	474,900		1,433,100
Average realized price per ounce	$389.97	$347.69	$393.80		$345.14
Silver (recoverable ounces)
Production	838,000	1,319,000	1,396,800		2,534,800
Sales	824,900	1,310,500	1,378,200		2,544,600
Average realized price per ounce	$6.15	$4.49	$6.14		$4.49

PT Freeport Indonesia, Gross Profit per Pound of Copper (cents):
Average realized price	122.0	75.3	123.6		74.7
Production costs:
Site production and delivery	84.0 [a]	40.0 [a]	104.2	[a]	39.9 [a]
Gold and silver credits	(68.8)	(76.2)	(63.2)		(64.5)
Treatment charges	21.2	17.4	21.7		17.6
Royalty on metals	3.8	2.5	4.1		2.1
Net cash production costs[b]	40.2	(16.3)	66.8		(4.9)
Depreciation and amortization	16.3	14.6	16.3		14.6
Reclamation, noncash and other	1.4	1.6	1.0		1.3
Total production costs	57.9	(0.1)	84.1		11.0
Adjustments, primarily for copper pricing on prior period open sales	(4.5)	1.1	5.9		1.7
Gross profit per pound of copper	59.6	76.5	45.4		65.4

a.

Net of deferred mining costs totaling $31.5 million or 15.4 cents per pound in the second quarter of 2004, $14.4 million or 3.6 cents per pound in the second quarter of 2003, $57.7 million or 18.6 cents per pound in the first six months of 2004 and $21.7 million or 2.8 cents per pound in the first six months of 2003.

b.

For a reconciliation of net cash production costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

FREEPORT-McMoRan COPPER & GOLD INC.

SELECTED OPERATING DATA

(Page 2 of 2)

	Second Quarter		Six Months
	2004	2003	2004	2003
PT Freeport Indonesia, 100% Aggregate Operating Data
Ore milled (metric tons per day)	164,200	221,300	158,000	229,700
Average ore grade
Copper (percent)	.82	1.24	.67	1.19
Gold (grams per metric ton)	.95	1.95	.69	1.59
Gold (ounce per metric ton)	.031	.063	.022	.051
Silver (grams per metric ton)	4.01	4.18	3.57	4.02
Silver (ounce per metric ton)	.129	.134	.115	.129
Recovery rates (percent)
Copper	88.2	89.8	86.6	89.1
Gold	84.6	87.9	81.5	87.2
Silver	56.0	66.5	53.0	63.4
Copper (recoverable)
Production (000s of pounds)	229,000	474,700	347,900	935,200
Production (metric tons)	103,900	215,300	157,800	424,200
Sales (000s of pounds)	224,100	467,600	340,900	932,100
Sales (metric tons)	101,600	212,100	154,600	422,800
Gold (recoverable ounces)
Production	383,600	1,091,900	514,900	1,829,300
Sales	369,600	1,080,100	499,700	1,822,600
Silver (recoverable ounces)
Production	878,700	1,494,600	1,447,600	2,796,100
Sales	862,000	1,484,600	1,424,600	2,800,100

Atlantic Copper
Concentrate and scrap treated (metric tons)	129,500	244,600	316,600	486,700
Anodes
Production (000s of pounds)	80,200	163,800	206,900	323,400
Production (metric tons)	36,300	74,300	93,800	146,700
Sales (000s of pounds)	2,600	26,300	5,500	51,500
Sales (metric tons)	1,200	12,000	2,500	23,400
Cathodes
Production (000s of pounds)	67,500	137,900	196,300	272,800
Production (metric tons)	30,600	62,500	89,000	123,700
Sales (including wire rod and wire)
(000s of pounds)	102,400	140,200	214,400	278,900
(metric tons)	46,500	63,600	97,300	126,500
Gold sales in anodes and slimes (ounces)	49,000	205,600	176,800	447,600
Cathode cash production cost per pound before hedging [a]	$0.57	$0.16	$0.36	$0.16

PT Smelting, 25%-owned by PT Freeport Indonesia
Concentrate treated (metric tons)	135,400	208,400	302,700	420,700
Anodes
Production (000s of pounds)	74,900	141,300	173,800	282,300
Production (metric tons)	33,900	64,100	78,800	128,100
Sales (000s of pounds)	-	22,600	100	45,200
Sales (metric tons)	-	10,200	-	20,500
Cathodes
Production (000s of pounds)	86,900	124,100	183,900	245,100
Production (metric tons)	39,400	56,300	83,400	111,200
Sales (000s of pounds)	89,700	128,200	181,700	245,000
Sales (metric tons)	40,700	58,100	82,400	111,100
Cathode cash production cost per pound [a]	$0.22	$0.10	$0.17	$0.10

a.

For a reconciliation of cathode cash production costs per pound to production costs applicable to sales reported in FCX’s  consolidated financial statements refer to the attached presentation, “Cathode Cash Production Costs.”

FREEPORT-McMoRan COPPER & GOLD INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues	$486,334 [a]	$609,455 [a]	$846,519 [a]	$1,134,051 [a]
Cost of sales:
Production and delivery	371,679	277,408	647,291	524,878
Depreciation and amortization	42,590	68,283	68,000	136,071
Total cost of sales	414,269	345,691	715,291	660,949
Exploration expenses	2,787	1,827	5,014	3,331
General and administrative expenses	22,576 [b]	20,711 [b]	38,136 [b]	37,219 [b]
Total costs and expenses	439,632	368,229	758,441	701,499
Operating income	46,702	241,226	88,078	432,552
Equity in PT Smelting earnings (losses)	(2,548)	2,270	(2,906)	2,947
Interest expense, net	(39,339)	(55,478)	(72,729)	(107,987)
Gains (losses) on early extinguishment and conversion of debt	643	(6,579)	(14,000)	(6,579)
Other income (expense), net	(368)[c]	(2,328)[c]	3,174 [c]	(3,947)[c]
Income before income taxes and minority interests	5,090	179,111	1,617	316,986
Provision for income taxes	(38,210)	(97,908)	(56,551)	(175,122)
Minority interests in net income of consolidated subsidiaries	(5,118)	(14,259)	(2,687)	(25,170)
Net income (loss) before cumulative effect of change in accounting principle	(38,238)	66,944	(57,621)	116,694
Cumulative effect of change in accounting principle, net	-	-	-	9,082
Net income (loss)	(38,238)	66,944	(57,621)	125,776
Preferred dividends	(15,073)[d]	(9,572)[d]	(15,241)[d]	(19,159)[d]
Net income (loss) applicable to common stock	$(53,311)	$57,372	$(72,862)	$106,617
Net income (loss) per share of common stock:
Basic:
Before cumulative effect	$(0.30)	$0.39	$(0.39)	$0.67
Cumulative effect	-	-	-	0.06
Net income (loss) per share of common stock	$(0.30)	$0.39	$(0.39)	$0.73
Diluted:
Before cumulative effect	$(0.30)	$0.37 [e]	$(0.39)	$0.64 [e]
Cumulative effect	-	-	-	0.05
Net income (loss) per share of common stock	$(0.30)	$0.37 [e]	$(0.39)	$0.69 [e]
Average common shares outstanding:
Basic	175,202 [f]	145,907	186,570 [f]	145,574
Diluted	175,202	190,990 [e]	186,570	190,122 [e]

Dividends paid per common share	$0.20	$0.09	$0.40	$0.09

a.

Includes adjustments to prior period concentrate sales totaling $(5.6) million in the 2004 quarter, $(0.6) million in the 2003 quarter, $7.2 million in the 2004 six-month period and $11.0 million in the 2003 six-month period.

b.

Includes Rio Tinto’s share of certain administrative costs which increased (decreased) general and administrative expenses by $0.8 million in the 2004 quarter, $(1.3) million in the 2003 quarter, $(4.9) million in the 2004 six-month period and $(2.3) million in the 2003 six-month period.

c.

Includes net benefits (charges) totaling $(0.2) million in the 2004 quarter, $(3.8) million in the 2003 quarter, $1.8 million in the 2004 six-month period and $(6.3) million in the 2003 six-month period associated with the impact of movements in the US$/euro exchange rate on Atlantic Copper’s non-operating euro-denominated liabilities.  Also includes interest income totaling $1.8 million in the 2004 quarter, $2.9 million in the 2003 quarter, $3.2 million in the 2004 six-month period and $5.2 million in the 2003 six-month period.

d.

Preferred dividends in the 2004 periods relate to FCX’s 5½% Convertible Perpetual Preferred Stock sold on March 30, 2004.  Preferred dividends in the 2003 periods relate to FCX’s Step-Up Convertible Preferred Stock which FCX called for redemption in December 2003, and FCX’s mandatorily redeemable preferred stock that was reclassified as debt effective July 1, 2003.

e.

Reflects assumed conversion of FCX’s 8¼% Convertible Senior Notes, resulting in the exclusion of interest expense (net of tax) totaling $12.7 million in the 2003 quarter and $25.3 million in the 2003 six-month period and the inclusion of 42.2 million common shares.

f.

Weighted average shares in the 2004 periods include the impacts from conversions of FCX’s 8¼% Convertible Senior Notes and Step-Up Preferred Stock into FCX common shares and FCX’s repurchase of 23.9 million of its common shares from Rio Tinto on March 30, 2004.

FREEPORT-McMoRan COPPER & GOLD INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,		December 31,
	2004		2003
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$299,752		$463,652
Restricted cash and investments	2,756		34,964
Accounts receivable	240,887		196,440
Inventories	417,147		397,027
Current taxes, prepaid expenses and other	73,152	[a]	8,050
Total current assets	1,033,694		1,100,133
Property, plant, equipment and development costs, net	3,285,880		3,261,697
Deferred mining costs	200,342		142,635
Other assets	151,175		155,722
Investment in PT Smelting	54,423		58,179
Total assets	$4,725,514		$4,718,366

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	262,078		311,948
Current portion of long-term debt and short-term borrowings	76,939		152,396
Accrued interest payable	49,021		49,276
Unearned customer receipts	35,260		35,335
Rio Tinto share of joint venture cash flows	11,888		39,693
Accrued income taxes	2,605		43,134
Total current liabilities	$437,791		$631,782
Long-term debt, less current portion:
Senior notes	911,336		571,041
Convertible senior notes	641,543		867,604
Redeemable preferred stock	192,381		192,381
PT Puncakjaya Power bank debt	161,643		187,008
Equipment and other loans	69,119		104,172
Atlantic Copper debt	58,004		153,728
Total long-term debt, less current portion	2,034,026		2,075,934
Accrued postretirement benefits and other liabilities	160,034		161,859
Deferred income taxes	954,667		885,248
Minority interests	190,633		187,559
Stockholders' equity	948,363	[b]	775,984
Total liabilities and stockholders' equity	$4,725,514		$4,718,366

a.

Includes current tax assets totaling $63.7 million, which will be realized in 2004.

b.

Includes $1.1 billion of 5½% Convertible Perpetual Preferred Stock issued March 30, 2004 less $881.9 million used to repurchase 23.9 million shares of common stock from Rio Tinto on March 30, 2004.

FREEPORT-McMoRan COPPER & GOLD INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2004	2003
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$(57,621)	$125,776
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	68,000	136,071
Cumulative effect of change in accounting principle	-	(9,082)
Losses on early extinguishment and conversion of debt	14,000	6,579
Deferred income taxes	69,564	37,451
Equity in PT Smelting losses (earnings)	2,906	(2,947)
Minority interests’ share of net income	2,687	25,170
Increase in deferred mining costs	(57,707)	(21,652)
Amortization of deferred financing costs	4,460	9,571
Currency translation loss (gain)	(1,847)	6,277
Elimination of profit on PT Freeport Indonesia sales to PT Smelting	1,956	4,422
Provision for inventory obsolescence	4,025	3,000
Other	5,986	8,176
(Increases) decreases in working capital:
Accounts receivable	(47,949)	(47,524)
Inventories	(33,007)	(11,309)
Current taxes, prepaid expenses and other	(63,766)	(4,844)
Accounts payable and accrued liabilities	(28,286)	19,448
Rio Tinto share of joint venture cash flows	(30,484)	2,718
Accrued income taxes	(41,868)	(3,234)
Increase in working capital	(245,360)	(44,745)
Net cash provided by (used in) operating activities	(188,951)	284,067

Cash flow from investing activities:
PT Freeport Indonesia capital expenditures	(59,583)	(58,565)
Atlantic Copper capital expenditures	(15,257)	(3,623)
Sale of restricted investments	19,346	23,645
Decrease in Atlantic Copper restricted cash	11,000	-
Investment in PT Smelting	(1,106)	-
Other	(113)	1,890
Net cash used in investing activities	(45,713)	(36,653)

Cash flow from financing activities:
Net proceeds from sales of senior notes	344,354	1,046,437
Proceeds from other debt	57,708	47,400
Repayments of debt	(337,184)	(593,742)
Net proceeds from sale of convertible perpetual preferred stock	1,067,000	-
Repurchase of shares of common stock from Rio Tinto	(881,868)	-
Purchases of FCX common shares	(99,477)	-
Redemption of preferred stock	(1,110)	-
Cash dividends paid:
Common stock	(74,655)	(13,090)
Preferred stock	(5,219)	(19,066)
Minority interests	(929)	-
Net proceeds from exercised stock options	4,030	20,475
Bank credit facilities fees and other	(1,886)	(3,304)
Net cash provided by financing activities	70,764	485,110
Net increase (decrease) in cash and cash equivalents	(163,900)	732,524
Cash and cash equivalents at beginning of year	463,652	7,836
Cash and cash equivalents at end of period	$299,752	$740,360

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

PT FREEPORT INDONESIA PRODUCT REVENUES AND NET CASH PRODUCTION COSTS

Net cash production costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of PT Freeport Indonesia’s mining operations in Indonesia.  This measure is presented by other copper and gold mining companies, although PT Freeport Indonesia’s measures may not be comparable to similarly titled measures reported by other companies.

PT Freeport Indonesia calculates gross profit per pound of copper under a “by-product” method, while the copper, gold and silver contained within its concentrates are treated as co-products in its financial statements.  PT Freeport Indonesia uses the by-product method in its presentation of gross profit per pound of copper because (1) the majority of its revenues are copper revenues, (2) it produces and sells one product, concentrates, which contains all three metals and (3) it is not possible to specifically assign its costs to revenues from the copper, gold and silver it produces in concentrates.  In the co-product method presentation below, costs are allocated to the different products based on their relative revenue values.  Presentations under both methods are presented below along with a reconciliation to amounts reported in FCX’s consolidated financial statements.

Three Months Ended June 30, 2004
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$251,178	$251,178	$136,115	$4,951	$392,244

Site production and delivery	172,371	110,380	59,815	2,176	172,371
Gold and silver credits	(141,066)	-	-	-	-
Treatment charges	43,407	27,796	15,063	548	43,407
Royalty on metals	7,875	5,043	2,733	99	7,875
Net cash production costs	82,587	143,219	77,611	2,823	223,653
Depreciation and amortization	33,417	21,399	11,596	422	33,417
Reclamation, noncash and other	2,872	1,839	997	36	2,872
Total production costs	118,876	166,457	90,204	3,281	259,942
Adjustments, primarily for copper pricing on prior period open sales	(10,121)	(10,121)	-	-	(10,121)
Gross profit	$122,181	$74,600	$45,911	$1,670	$122,181

Pounds of copper sold (000s)	205,100	205,100
Ounces of gold sold			351,100
Ounces of silver sold				824,900

Gross profit per pound of copper (cents)/per ounce of gold and silver ($):
Revenues	122.0	122.0	389.97	6.15

Site production and delivery	84.0	53.8	170.37	2.64
Gold and silver credits	(68.8)	-	-	-
Treatment charges	21.2	13.6	42.90	0.66
Royalty on metals	3.8	2.5	7.78	0.12
Net cash production costs	40.2	69.9	221.05	3.42
Depreciation and amortization	16.3	10.4	33.03	0.51
Reclamation, noncash and other	1.4	0.9	2.84	0.04
Total production costs	57.9	81.2	256.92	3.97
Adjustments, primarily for copper pricing on prior period open sales	(4.5)	(4.4)	(2.29)	(0.16)
Gross profit per pound/ounce	59.6	36.4	130.76	2.02

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$392,244	$172,371	$33,417
Reclamation, noncash and other	N/A	2,872	N/A
Less: Treatment charges per above	(43,407)	N/A	N/A
Royalty per above	(7,875)	N/A	N/A
Adjustments, primarily for copper pricing on prior period open sales per above	(10,121)	N/A	N/A
Mining and exploration segment	330,841	175,243	33,417
Smelting and refining segment	171,736	201,542	7,028
Eliminations and other	(16,243)	(5,106)	2,145
As reported in FCX’s consolidated financial statements	$486,334	$371,679	$42,590

Three Months Ended June 30, 2003
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$298,721	$298,721	$295,076	$5,883	$599,680

Site production and delivery	157,908	78,659	77,700	1,549	157,908
Gold and silver credits	(300,959)	-	-	-	-
Treatment charges	68,613	34,179	33,761	673	68,613
Royalty on metals	9,814	4,889	4,829	96	9,814
Net cash production costs	(64,624)	117,727	116,290	2,318	236,335
Depreciation and amortization	57,700	28,742	28,392	566	57,700
Reclamation, noncash and other	6,508	3,242	3,202	64	6,508
Total production costs	(416)	149,711	147,884	2,948	300,543
Adjustments, primarily for copper pricing on prior period open sales	3,360	3,360	-	-	3,360
Gross profit	$302,497	$152,370	$147,192	$2,935	$302,497

Pounds of copper sold (000s)	395,200	395,200
Ounces of gold sold			849,200
Ounces of silver sold				1,310,500

Gross profit per pound of copper (cents)/per ounce of gold and silver ($):
Revenues	75.3	75.3	347.69	4.49

Site production and delivery	40.0	19.9	91.50	1.18
Gold and silver credits	(76.2)	-	-	-
Treatment charges	17.4	8.6	39.76	0.51
Royalty on metals	2.5	1.2	5.69	0.07
Net cash production costs	(16.3)	29.7	136.95	1.76
Depreciation and amortization	14.6	7.3	33.43	0.43
Reclamation, noncash and other	1.6	0.8	3.77	0.05
Total production costs	(0.1)	37.8	174.15	2.24
Adjustments, primarily for copper pricing on prior period open sales	1.1	1.1	(0.21)	(0.01)
Gross profit per pound/ounce	76.5	38.6	173.33	2.24

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$599,680	$157,908	$57,700
Reclamation, noncash and other	N/A	6,508	N/A
Less: Treatment charges per above	(68,613)	N/A	N/A
Royalty per above	(9,814)	N/A	N/A
Reclamation costs incurred	N/A	(688)	N/A
Adjustments, primarily for copper pricing on prior period open sales per above	3,360	N/A	N/A
Mining and exploration segment	524,613	163,728	57,700
Smelting and refining segment	210,681	204,944	7,046
Eliminations and other	(125,839)	(91,264)	3,537
As reported in FCX’s consolidated financial statements	$609,455	$277,408	$68,283

Six Months Ended June 30, 2004
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$388,717	$388,717	$187,310	$8,743	$584,770

Site production and delivery	323,546	215,073	103,636	4,837	323,546
Gold and silver credits	(196,053)	-	-	-	-
Treatment charges	67,393	44,798	21,587	1,008	67,393
Royalty on metals	12,722	8,457	4,075	190	12,722
Net cash production costs	207,608	268,328	129,298	6,035	403,661
Depreciation and amortization	50,603	33,637	16,209	757	50,603
Reclamation, noncash and other	2,969	1,974	951	44	2,969
Total production costs	261,180	303,939	146,458	6,836	457,233
Adjustments, primarily for copper pricing on prior period open sales	13,370	13,370	-	-	13,370
Gross profit	$140,907	$98,148	$40,852	$1,907	$140,907

Pounds of copper sold (000s)	310,500	310,500
Ounces of gold sold			474,900
Ounces of silver sold				1,378,200

Gross profit per pound of copper (cents)/per ounce of gold and silver ($):
Revenues	123.6	123.6	393.80	6.14

Site production and delivery	104.2	69.3	218.23	3.51
Gold and silver credits	(63.2)	-	-	-
Treatment charges	21.7	14.4	45.46	0.73
Royalty on metals	4.1	2.7	8.58	0.14
Net cash production costs	66.8	86.4	272.27	4.38
Depreciation and amortization	16.3	10.8	34.13	0.55
Reclamation, noncash and other	1.0	0.6	2.00	0.03
Total production costs	84.1	97.8	308.40	4.96
Adjustments, primarily for copper pricing on prior period open sales	5.9	5.8	0.62	0.20
Gross profit per pound/ounce	45.4	31.6	86.02	1.38

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$584,770	$323,546	$50,603
Reclamation, noncash and other	N/A	2,969	N/A
Less: Treatment charges per above	(67,393)	N/A	N/A
Royalty per above	(12,722)	N/A	N/A
Adjustments, primarily for copper pricing on prior period open sales per above	13,370	N/A	N/A
Mining and exploration segment	518,025	326,515	50,603
Smelting and refining segment	382,953	413,658	14,095
Eliminations and other	(54,459)	(92,882)	3,302
As reported in FCX’s consolidated financial statements	$846,519	$647,291	$68,000

Six Months Ended June 30, 2003
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$589,088	$589,088	$496,223	$11,484	$1,096,795

Site production and delivery	314,666	169,007	142,364	3,295	314,666
Gold and silver credits	(507,707)	-	-	-	-
Treatment charges	138,172	74,212	62,513	1,447	138,172
Royalty on metals	16,654	8,945	7,535	174	16,654
Net cash production costs	(38,215)	252,164	212,412	4,916	469,492
Depreciation and amortization	114,932	61,730	51,999	1,203	114,932
Reclamation, noncash and other	10,243	5,502	4,634	107	10,243
Total production costs	86,960	319,396	269,045	6,226	594,667
Adjustments, primarily for copper pricing on prior period open sales	12,755	12,755	-	-	12,755
Gross profit	$514,883	$282,447	$227,178	$5,258	$514,883

Pounds of copper sold (000s)	787,200	787,200
Ounces of gold sold			1,433,100
Ounces of silver sold				2,544,600

Gross profit per pound of copper (cents)/per ounce of gold and silver ($):
Revenues	74.7	74.7	345.14	4.49

Site production and delivery	39.9	21.5	99.34	1.29
Gold and silver credits	(64.5)	-	-	-
Treatment charges	17.6	9.4	43.62	0.57
Royalty on metals	2.1	1.1	5.26	0.07
Net cash production costs	(4.9)	32.0	148.22	1.93
Depreciation and amortization	14.6	7.8	36.28	0.47
Reclamation, noncash and other	1.3	0.7	3.23	0.04
Total production costs	11.0	40.5	187.73	2.44
Adjustments, primarily for copper pricing on prior period open sales	1.7	1.7	1.11	0.02
Gross profit per pound/ounce	65.4	35.9	158.52	2.07

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$1,096,795	$314,666	$114,932
Reclamation, noncash and other	N/A	10,243	N/A
Less: Treatment charges per above	(138,172)	N/A	N/A
Royalty per above	(16,654)	N/A	N/A
Reclamation costs incurred	N/A	(843)	N/A
Adjustments, primarily for copper pricing on prior period open sales per above	12,755	N/A	N/A
Mining and exploration segment	954,724	324,066	114,932
Smelting and refining segment	429,076	413,427	14,091
Eliminations and other	(249,749)	(212,615)	7,048
As reported in FCX’s consolidated financial statements	$1,134,051	$524,878	$136,071

FREEPORT-McMoRan COPPER & GOLD INC.

CATHODE CASH PRODUCTION COSTS

ATLANTIC COPPER CATHODE CASH PRODUCTION COST PER POUND OF COPPER

Atlantic Copper cathode cash production cost per pound of copper is a measure intended to provide investors with information about the costs associated with its smelting operations in Spain.  Other smelting companies present this measure, although Atlantic Copper’s measure may not be comparable to similarly titled measures reported by other companies.

Below is a reconciliation of the smelting and refining segment production costs reported in FCX’s consolidated financial statements to the production costs used to calculate Atlantic Copper’s cathode cash production cost per pound of copper (in thousands, except per pound amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Smelting and refining segment production costs reported in FCX’s consolidated financial statements	$201,542 [a]	$204,944	$413,658 [a]	$413,427
Less:
Raw material purchase costs	(70,935)	(88,901)	(167,878)	(170,597)
Production costs of wire rod and wire	(55,561)	(16,658)	(84,291)	(35,831)
Production costs of anodes sold	(612)	(3,423)	(1,108)	(6,678)
Currency hedging	-	2,502	-	4,117
Other	(8,099)	(7)	(3,359)	510
Credits:
Gold and silver revenues	(21,265)	(71,116)	(74,023)	(152,189)
Acid and other by-product revenues	(6,607)	(4,760)	(12,371)	(9,345)
Production costs used in calculating cathode cash production cost per pound	$38,463	$22,581	$70,628	$43,414

Pounds of cathode produced	67,500	137,900	196,300	272,800

Cathode cash production cost per pound before hedging	$0.57	$0.16	$0.36	$0.16

a.

Includes $23.5 million, $0.35 per pound, in the 2004 quarter and $27.5 million, $0.14 per pound, in the 2004 six-month period for costs related to Atlantic Copper’s major maintenance turnaround.

PT SMELTING CATHODE CASH PRODUCTION COST PER POUND OF COPPER

PT Smelting cathode cash production cost per pound of copper is a measure intended to provide investors with information about the costs associated with FCX’s 25 percent-owned smelting operations in Indonesia.  Other smelting companies present this measure, although PT Smelting’s measure may not be comparable to similarly titled measures reported by other companies.

Below is a reconciliation of the production costs used to calculate PT Smelting’s cathode cash production cost per pound of copper to FCX’s equity in PT Smelting earnings (losses) reported in FCX’s consolidated financial statements (in thousands, except per pound amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating costs – PT Smelting (100%)	$18,821	$14,161	$33,760	$27,428
Add: Gold and silver refining charges	552	1,372	1,712	2,863
Less: Acid and other by-product revenues	(2,829)	(1,873)	(5,482)	(3,888)
Production cost of anodes sold	-	(1,641)	(12)	(3,197)
Other	2,315	468	1,585	773
Production costs used in calculating cathode cash production cost per pound	$18,859	$12,487	$31,563	$23,979

Pounds of cathode produced	86,900	124,100	183,900	245,100

Cathode cash production cost per pound	$0.22	$0.10	$0.17	$0.10

Reconciliation to Amounts Reported
Operating costs per above	$(18,821)	$(14,161)	$(33,760)	$(27,428)
Other costs	(154,608)	(180,984)	(334,906)	(367,279)
Revenue and other income	163,484	204,463	357,525	406,977
PT Smelting net income (loss)	(9,945)	9,318	(11,141)	12,270

PT Freeport Indonesia’s 25% equity interest	(2,486)	2,330	(2,785)	3,068
Amortization of excess investment cost	(62)	(60)	(121)	(121)
Equity in PT Smelting earnings (losses) reported in FCX’s consolidated financial statements	$(2,548)	$2,270	$(2,906)	$2,947

FREEPORT-McMoRan COPPER & GOLD INC.

PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES

PT Freeport Indonesia’s Contract of Work provides for a 35 percent corporate income tax rate, and the tax treaty between Indonesia and the United States provides for a withholding tax rate of 10 percent on dividends and interest that PT Freeport Indonesia pays to the FCX parent company.  FCX also incurs a U.S. alternative minimum tax at a rate of two percent based primarily on consolidated income, net of smelting and refining results.  FCX currently records no income taxes at Atlantic Copper, which is subject to taxation in Spain, because it has not generated significant taxable income in recent years and has substantial tax loss carryforwards for which FCX has provided no financial statement benefit.  FCX receives no consolidated tax benefit from these losses because they cannot be used to offset PT Freeport Indonesia’s profits in Indonesia.

Parent company costs consist primarily of interest, depreciation and amortization, and general and administrative expenses.  FCX receives minimal tax benefit from these costs, including interest expense, primarily because the parent company generates no taxable income from U.S. sources.  As a result, FCX’s provision for income taxes as a percentage of consolidated income before income taxes and minority interests will decrease as PT Freeport Indonesia’s income increases and vice versa absent changes in Atlantic Copper and parent company costs. Summaries of the approximate significant components of the calculation of the consolidated provision for income taxes are shown below (in thousands, except percentages).

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Mining and exploration segment operating income[a]	$105,399	$285,796	$109,531	$484,871
Mining and exploration segment interest expense, net	(5,494)	(14,520)	(11,213)	(29,872)
Intercompany operating profit recognized (deferred)	(9,561)	(33,877)	38,619	(35,885)
Income before taxes	90,344	237,399	136,937	419,114
Indonesian corporate income tax rate (35%) plus U.S. alternative minimum tax rate (2%)	37%	37%	37%	37%
Corporate income taxes	33,427	87,838	50,667	155,072

Approximate PT Freeport Indonesia net income	56,917	149,561	86,270	264,042
Withholding tax on FCX’s equity share	9.064%	9.064%	9.064%	9.064%
Withholding taxes	5,159	13,556	7,820	23,933

Tax refund	-	-	(2,182)	-
Other	(376)	(3,486)	246	(3,883)

FCX consolidated provision for income taxes	$38,210	$97,908	$56,551	$175,122

FCX consolidated effective tax rate	b	55%	b	55%

a.

Excludes charges for FCX stock option exercises which are eliminated in consolidation totaling $2.2 million in the 2004 quarter, $6.8 million in the 2003 quarter, $66.8 million in the 2004 six-month period and $11.2 million in the 2003 six-month period.

b.

Rates are not meaningful for the 2004 periods because of the small amounts of consolidated income before taxes and minority interests.

FREEPORT-McMoRan COPPER & GOLD INC.

BUSINESS SEGMENTS

BUSINESS SEGMENTS

FCX has two operating segments:  “mining and exploration” and “smelting and refining.”  The mining and exploration segment consists of FCX’s Indonesian activities including PT Freeport Indonesia’s copper and gold mining operations, PT Puncakjaya Power’s power generating operations after eliminations with PT Freeport Indonesia and FCX’s Indonesian exploration activities.  The smelting and refining segment includes Atlantic Copper’s operations in Spain and PT Freeport Indonesia’s equity investment in PT Smelting in Gresik, Indonesia.  The segment data presented below were prepared on the same basis as FCX’s consolidated financial statements.

	Mining and Exploration		Smelting and Refining	Eliminations and Other	FCX Total
	(In Thousands)
Three months ended June 30, 2004:
Revenues	$330,841	[a]	$171,736	$(16,243)	$486,334
Production and delivery	175,243		201,542	(5,106)[b]	371,679
Depreciation and amortization	33,417		7,028	2,145	42,590
Exploration expenses	2,679		-	108	2,787
General and administrative expenses	16,339	[c]	3,114	3,123 [c]	22,576
Operating income (loss)	$103,163		$(39,948)	$(16,513)	$46,702
Equity in PT Smelting losses	$-		$2,548	$-	$2,548
Interest expense, net	$5,494		$2,919	$30,926	$39,339
Provision for income taxes	$37,522		$-	$688	$38,210
Capital expenditures	$34,002		$6,491	$6	$40,499
Total assets	$3,561,840	[d]	$681,039 [e]	$482,635	$4,725,514

Three months ended June 30, 2003:
Revenues	$524,613	[a]	$210,681	$(125,839)	$609,455
Production and delivery	163,728		204,944	(91,264)[b]	277,408
Depreciation and amortization	57,700		7,046	3,537	68,283
Exploration expenses	1,790		-	37	1,827
General and administrative expenses	22,404	[c]	2,761	(4,454)[c]	20,711
Operating income (loss)	$278,991		$(4,070)	$(33,695)	$241,226
Equity in PT Smelting earnings	$-		$2,270	$-	$2,270
Interest expense, net	$14,520		$4,222	$36,736	$55,478
Provision for income taxes	$96,912		$-	$996	$97,908
Capital expenditures	$29,466		$2,489	$151	$32,106
Total assets	$3,615,896	[d]	$705,340 [e]	$628,319	$4,949,555

Six months ended June 30, 2004:
Revenues	$518,025	[a]	$382,953	$(54,459)	$846,519
Production and delivery	326,515		413,658	(92,882)[b]	647,291
Depreciation and amortization	50,603		14,095	3,302	68,000
Exploration expenses	4,868		-	146	5,014
General and administrative expenses	93,351	[c]	6,096	(61,311)[c]	38,136
Operating income (loss)	$42,688		$(50,896)	$96,286	$88,078
Equity in PT Smelting losses	$-		$2,906	$-	$2,906
Interest expense, net	$11,213		$6,771	$54,745	$72,729
Provision for income taxes	$17,943		$-	$38,608	$56,551
Capital expenditures	$59,703		$15,257	$(120)	$74,840

Six months ended June 30, 2003:
Revenues	$954,724	[a]	$429,076	$(249,749)	$1,134,051
Production and delivery	324,066		413,427	(212,615)[b]	524,878
Depreciation and amortization	114,932		14,091	7,048	136,071
Exploration expenses	3,264		-	67	3,331
General and administrative expenses	38,826	[c]	5,188	(6,795)[c]	37,219
Operating income (loss)	$473,636		$(3,630)	$(37,454)	$432,552
Equity in PT Smelting earnings	$-		$2,947	$-	$2,947
Interest expense, net	$29,872		$8,200	$69,915	$107,987
Provision for income taxes	$164,259		$-	$10,863	$175,122
Capital expenditures	$58,337		$3,623	$228	$62,188

a.

Includes PT Freeport Indonesia’s sales to PT Smelting totaling $166.2 million in the 2004 quarter, $154.6 million in the 2003 quarter, $293.2 million in the 2004 six-month period and $275.9 million in the 2003 six-month period.

b.

Includes deferrals of intercompany profits on 25 percent of PT Freeport Indonesia’s sales to PT Smelting, for which the final sale has not occurred, totaling $10.3 million in the 2004 quarter, $6.5 million in the 2003 quarter, $2.0 million in the 2004 six-month period and $4.4 million in the 2003 six-month period.

c.

Includes charges to the mining and exploration segment for FCX stock option exercises which are eliminated in consolidation totaling $2.2 million in the 2004 quarter, $6.8 million in the 2003 quarter, $66.8 million in the 2004 six-month period and $11.2 million in the 2003 six-month period.

d.

Includes PT Freeport Indonesia’s trade receivables with PT Smelting totaling $71.8 million at June 30, 2004, and $49.5 million at June 30, 2003.

e.

Includes PT Freeport Indonesia’s equity investment in PT Smelting totaling $54.4 million at June 30, 2004, and $43.1 million at June 30, 2003.